Exhibit 10.12

MANAGING AGENT AGREEMENT FOR MCST: [] []

This Agreement is made on the ____ day of _____ in the year 2023 between

(1)	MANAGEMENT CORPORATION STRATA TITLE PLAN NO: [], a corporation established under the Building Maintenance and Strata Management Act (Cap30) (hereinafter called “the Act”) and having its official registered address at [] (hereinafter called “the Management Corporation”) of the one part,

AND

(2)	SIMPLY SAKAL PTE LTD, a company incorporated in Republic of Singapore (Company Registration No 199500054H) and having its official registered address at 28 Genting Lane, #04-07 Platinum 28, Singapore 349585, (hereinafter called “the Managing Agent”) of the other part.

WHEREAS:

a.	The Management Corporation is established under the Act for the purposes set forth in the Act in respect of the building known as [] (hereinafter called “the Estate”).

b.	The Management Corporation is desirous of appointing the Managing Agent to manage all the common property (as defined in the Act) of the Estate (hereinafter called the “Common Property”) in the manner hereinafter set out and in compliance with the provisions of the Act

c.	The Managing Agent agrees to accept the aforesaid appointment upon the terms and conditions hereinafter appearing.

NOW THIS AGREEMENT WITNESSETH as follows:

1.	Appointment of Managing Agent
The Management Corporation hereby appoints the Managing Agent to manage the common property of the Estate and the Managing Agent hereby accepts such appointment, on the terms and conditions set out hereunder.

2.	Managing Agent Fees Payable
In consideration of the services to be provided by the Managing Agent, the Management Corporation shall pay fees to the Managing Agent as follows:

2.1	A monthly Management Fee of Singapore Dollars [] Dollars Only (S$[]) (excluding GST), including the costs of provision of the Simple Mobile App Platform and Support and the following site staff:

(1)	Condominium Manager (Full Time – On site)
(2)	Property Executive (Full Time - On site)
(3)	2 Technicians (Full Time – On site)
(4)	Admin Assistant (Full Time – On site)

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Working hours: Mon – Fri: 9:00 am to 6:00 pm, Saturday (Half-Team) – 9:00 am to 1:00 pm

The staff provided above shall be entitled to 14 days annual leave as well as other statutory benefits including National Service, maternity leave, etc.

The above staff cost further includes leave coverage for staff going on leave for 3 consecutive working days or more. There will not be any provision of replacement staff if the staff is going on leave for 2 consecutive working days or less and they are entitled time off only if he/she works for more than 4 hours after close and such off shall expire within 30 days.

Separate agreement shall all be drawn up on a case-by-case basis where the Management Corporation requires the Managing Agent to provide replacements.

2.2

The Management Corporation shall be responsible for all costs and expenses specified in the Second Schedule hereto duly and properly incurred by the Managing Agent in the maintenance and management of the said Estate provided always that the prior written approval of the Management Corporation is obtained for every item of expenditure exceeding (S$1000.00) or other such amount as the Management Corporation may subsequently determine from time to time.

Provided also that in the event of emergencies necessitating immediate repair of any equipment, plant or machinery in the said Estate and happening during hours when written approval of the Management Corporation cannot be obtained in time to prevent damage to the said Estate or any part thereof then the Managing Agent may proceed in that event to incur expenditure without aforesaid written approval, not exceeding (S$1000.00) or such other amount as the Management Corporation may subsequently determine from time to time. The Managing Agent shall notify the Management Corporation of the occurrence of such emergency promptly after becoming aware of it.

2.3	In addition, if the Management Corporation so desire, the Managing Agent may provide the Additional and Optional Services at a fee mutually agreed.
2.4	All sums payables shall be invoiced to the Management Corporation on a monthly basis and the Management Corporation agrees to pay such sums within Thirty (30) days of receipt of invoice.

3.	Managing Agent’s Obligations

3.1	The Managing Agent shall carry out the duties and obligations and perform the services in accordance with the provisions set out in the First Schedule (hereinafter called the “Services”).
3.2

The Services to be rendered by the Managing Agent pursuant to this Agreement shall be undertaken with that degree of skill, efficiency and judgment normally exercised by professional property management firm with regard to services of a comparable nature. The Managing Agent is also to manage the said Estate in the economic way and to maintain a safe, harmonious and pleasant environment for all tenants and occupiers of the estate.

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3.3

In absence of specific written instructions and directions from the Management Corporation, the Managing Agent shall manage and maintain the common property as may reasonably be required of a professional property management firm.

3.4

The Managing Agent declare that they do not have a pecuniary interest, direct or indirect, in any existing contract, proposed contract or other matter which is before the Council or Management Corporation. It is hereby agreed that should such an interest arise in any future meeting of the Council or Management Corporation during my term of office, the Managing Agent shall duly declare such interest.

3.5

Personal data obtained by the Parties during the performance of this Agreement shall be that data strictly necessary for performance of the same and may only be applied or used to fulfil the purpose of the Agreement. Such data shall not be transferred or handed to third parties under any title and such data shall be obtained and bound by the provisions set out in the Personal Data Protection Act and amendments passed on 2nd November 2020. in particular those set out in the Protection Obligation and Retention Limitation Obligation of the Data Protection Provisions.

3.6	Notwithstanding any other provision contained in this Agreement, the maximum aggregate liability of the Managing Agent to the Estate relating to or in connection with this Agreement whether arising in contract (including indemnity provisions), tort, negligence, breach of statutory duty or otherwise, shall under no circumstances whatsoever exceed the total sum of the Management fee minus staff cost as stated in clause 2.1 in any Contract Year over the Term or under this Agreement.

4.	Management Corporation’s Obligations

4.1	To provide and make available information on all approvals, decisions, resolutions, including house rules, bylaws, circulars and notifications made before the Managing Agent’s appointment, which are relevant to the management and maintenance of the property. The Managing Agent is not obliged to know or deemed to know any of this information, if such information are not provided to the Managing Agent.

4.2	To provide and ensure a safe and healthy working environment for the staff of the Managing Agent managing the property.

4.3	To pay all fees and disbursement incurred for the property punctually as per Second Schedule of this Agreement.

4.4	To provide timely approvals for works to be carried out in the estates.

4.5	To respond to the Managing Agent’s recommendations and requests for normal maintenance works to be carried out on the property, within a reasonable time period.

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5.	Duration of Appointment

5.1	The appointment of the Managing Agent shall be for a term of twelve months, commencing on the 1st September 2022 and expiring on 31st August 2023 subject always to item 5.2 below.

5.2	The Managing Agent shall hold office until: -

(a)	The conclusion of the next annual general meeting of the Management Corporation after the Managing Agent’s appointment herein;

(b)

In the event that a Managing Agent is not appointed at the AGM referred to above, the incumbent Managing Agent shall continue to provide managing agent services on a month-to-month basis as mutually agreed by the incumbent Managing Agent and the Management Corporation and each party may terminate this arrangement by serving on the other one month’s notice or payment of one month’s fee in lieu. All other terms and conditions of the contract made between the incumbent managing agent and the management corporation will remain.

(c)	The expiry of the term of appointment stated in item 5.1; or
(d)	The termination of the Managing Agent’s appointment under the provisions of item 6.1 to 6.3 whichever of (a), (b), (c) or (d) as first occurs.

6.	Termination of Managing Agent’s appointment

6.1	By Management Corporation

The Management Corporation may terminate the appointment of the Managing Agent at any time during the term of this Agreement by a prior one (1) calendar month’s written notice to terminate his appointment if the Management Corporation is authorized to do so by Ordinary Resolution at the General Meeting of the Management Corporation or without such General Meeting if authorized to do so by its subsidiary proprietors at the last preceding General Meeting but such termination shall be without prejudice to such antecedent rights and remedies which either party may have against the other.

6.2	By Council

(a)	The Council of the Management Corporation (Council) may terminate the appointment of the Managing Agent by written notice at any time during the term of this Agreement without a General Meeting of the Management Corporation and claim against the Managing Agent for losses and damages suffered by him on the ground of a wrongful repudiation of this Agreement by the Managing Agent. The Managing Agent have committed a wrongful repudiation of this Agreement in any of the following circumstances: -

(i)	Where the Managing Agent, his servant or agent engages in any activity prohibited under the Act or under the provisions of this Agreement;

(ii)	Where the Managing Agent, his servant or agent is found to be fraudulent, dishonest or to have committed any misconduct;

(iii)	Where the Managing Agent, his servant or agent is found to be grossly negligent or to be repeatedly negligent in carrying out or in the manner in which he carries out his duties and functions under the Act or under the terms of his appointment;

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(iv)	Where the Managing Agent has abandoned his post or removed all evidence of his presence from the Estate;

(v)	Where the Managing Agent becomes bankrupt, or, if a company comes under liquidation or judicial management, or, enters into any composition with his creditors;

(vi)	Where the Managing Agent falls below the standard of conduct as set out by the professional bodies (the Singapore Institute of Surveyors and Valuers, Association of Property and Facilities Managers) for accredited managing agents.

6.3	By Managing Agent

(a)	The Managing Agent may terminate his appointment at any time during the term of this Agreement by giving to the Management Corporation two (2) calendar months’ written notice to terminate his appointment, but such termination shall be without prejudice to such antecedent rights and remedies which either party may have against the other.

(b)	The Managing Agent may also terminate his appointment at any time during the term of this Agreement by written notice and claim against the Management Corporation for losses and damages suffered by him in event of a wrongful repudiation of this Agreement by the Management Corporation. The Management Corporation shall be considered to have committed a wrongful repudiation of this Agreement in any of the following circumstances: -

(i)	Where the Council and or its individual members directs the Managing Agent to engage in any activities prohibited under the Act despite advice from the Managing Agent otherwise;

(ii)	Where the Council, by its actions or omissions, frustrates, impedes, prevents and/or obstructs the Managing Agent to properly carry out his duties and functions required of him under the Act and or under the terms of his appointment;

(iii)	Where the Council, by its actions or omissions, refuse to ratify the actions undertaken by the Managing Agent in the proper discharge of its duties and functions required of him under the Act and or under the terms of his appointment;

(iv)	Where the Management Corporation does not pay the Management Fee or other fees, expenses and reimbursement payable to the Managing Agent under the provisions of this Agreement when such is due and payable, and after the expiry of a Written Notice to pay within 14 day and after the expiry of a further Final Written Notice to pay within next 7 days ,the Managing Agent will treat this Agreement as wrongfully repudiated by the Management Corporation and terminated without prejudice to the Managing Agent’s rights to claim for loss or damage suffered by him.

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7.	Effects of Termination

Within 30 days, upon the expiry of the Notice of Termination of this Agreement, the Management Corporation shall pay any monies due and payable to the Managing Agent and the Managing Agent shall forthwith hand over the management together with all books, records, accounts, reports, ledger, keys and all other documents whatsoever relating to the Management Corporation but without prejudice to such antecedent rights and remedies which either party may have against the other.

8.	Service of Notice

Any notice demand or other communication under this Agreement shall be given in writing and shall be deemed to be sufficiently served if sent by registered mail to or left at the above written address of the respective parties hereto or such other addresses as the parties may give to the other in writing, from time to time.

9.	Prohibition against Assignment

The Managing Agent shall not assign the benefit or burden of this Agreement to any person, firm or company and shall not sub-contract any part of the Managing Agent’s duties, obligations, or services under this Agreement without the prior written consent of the Management Corporation or Council.

10.	Managing Agent not to institute legal action or enter contract as agent of Management Corporation.

It is hereby agreed and declared that the Managing Agent shall not be empowered, nor shall it be part of the Managing Agent’s duty to institute on behalf of the Management Corporation any legal proceeding against any person whether in respect of the said Estate or otherwise; nor shall the Managing Agent have power or authority to contract in the name of and create a liability against the Management Corporation in anyway or any purpose without prior consent of the Management Corporation.

11.	Indemnity by Managing Agent

The Managing Agent shall indemnify and keep the Management Corporation indemnified against any direct losses arising from any omission or negligence of the Managing Agent’s performance of any of its powers, duties and functions under this Agreement. The Managing Agent agrees to keep in force a professional Indemnity insurance for a cover of at least S$1,000,000 to cover potential claims. The Management Corporation agrees that the limit of liability of the Managing Agent shall be to the extent of direct loss suffered by the Management Corporation and to the extent of the insured amount, whichever is lower.

12.	Indemnity by Management Corporation

The Management Corporation indemnify the Managing Agent and save it harmless from and against all claims, actions, legal proceeding cost, demands, expenses, losses and liabilities which may be incurred by or instituted against the Managing Agent by reason of its carrying out the powers, duties and functions duly and properly authorized in accordance with this Agreement or under the instructions of the Council, save for omissions or neglect on the part of the Managing Agent or the fraudulent acts by its employees, agents etc.

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13.	Entire Agreement

13.1	This Agreement including its First and Second schedules shall constitute the full agreement between the parties.

13.2

If any supplement, addition, or variation to this Agreement is subsequently agreed between the parties, such supplement, amendment or variation shall be evidenced by a Resolution of the Management Corporation or Council or by the duly authorized representative of the council.

14.	Suspension of Contractual Obligations

The Management Corporation and Managing Agent hereto agree that the rights and obligations herein shall be suspended so far as may be appropriate in the event of any strike, lock out, hostilities, riot, civil commotion, force majeure circumstances or any other circumstances beyond the control of the Managing Agent which make it extremely difficult or hazardous for the Managing Agent to carry out the terms of the Agreement and such rights and obligations shall be resumed forthwith upon cessation of the aforesaid cause giving rise to the suspension.

15.	The Contracts (Right of Third Parties) Act 2001

A person who is not a party to this Agreement has no rights under The Contracts (Rights of Third Parties) Act 2001 to enforce any term of this Agreement.

16.	Dispute Resolution

If If a dispute arises out of or relates to this contract, or the breach thereof, and if the said dispute cannot be settled through direct discussions or negotiations, the parties agree to first attempt to settle the dispute in an amicable manner by referring the matter for mediation provided by SISV Dispute Resolution Centre, failing which the parties may refer the matter to arbitration including but not limited to arbitration provided by SISV Dispute Resolution Centre for determination in accordance with the provisions of the Arbitration Act (Chapter 16) of the laws of the Republic Of Singapore or any other re-enactment or statutory modification thereof for the time being in force. The parties agree that this Agreement shall be construed in accordance with the laws of Singapore. In the event either party

a)	Does not agree to resolving the disagreement dispute or conflict by arbitration, or

b)	Cannot agree on the arbitrator to be appointed for the proceedings, the parties hereto are not precluded from resolving or settling the conflict disagreement or dispute by other means.

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If If a dispute arises out of or relates to this contract, or the breach thereof, and if the said dispute cannot be settled through direct discussions or negotiations, the parties agree to first attempt to settle the dispute in an amicable manner by referring the matter for mediation provided by SISV Dispute Resolution Centre, failing which the parties may refer the matter to arbitration including but not limited to arbitration provided by SISV Dispute Resolution Centre for determination in accordance with the provisions of the Arbitration Act (Chapter 16) of the laws of the Republic Of Singapore or any other re-enactment or statutory modification thereof for the time being in force. The parties agree that this Agreement shall be construed in accordance with the laws of Singapore. In the event either party

c)	Does not agree to resolving the disagreement dispute or conflict by arbitration, or

d)	Cannot agree on the arbitrator to be appointed for the proceedings, the parties hereto are not precluded from resolving or settling the conflict disagreement or dispute by other means.

IN WITNESS WHEREOF the parties hereto have hereunder set their hands the day and year first above written.

Signed by:	)
MR KENNETH CHONG	)
for and on behalf of	)
SIMPLY SAKAL PTE LTD	)
)

in the presence of	)
)
)
)
)

Signed by:	)
Chairperson of the Management Council	)
for and on behalf of	)
THE MANAGEMENT CORPORATION -)
STRATA TITLE PLAN NO. []	)

in the presence of a	)
Council Member	)
(Name and Signature))
)
)

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First Schedule

Schedule of Services

To Be Provided by The Managing Agent

1.	Management, Administration & Secretarial

1.1	Assist and give advice to the Management Corporation from Managing Agent’s point of view, on all matters relating to the administration of the Estate particularly on The Building Maintenance and Strata Management Act (Cap 30) (hereinafter called the “Act”).

1.2	Manage compliance with the requirements of the said Act.

1.3	Assist the Management Corporation to uphold the by-laws and make recommendations to Management Corporation for improvements. Assist in communicating the relevant by-laws to the subsidiary proprietors/ tenants.

1.4	Issue circulars and notices to subsidiary proprietors, or on the said Estate to comply with or remedy a breach of any by-laws and regulations and of those by-laws and regulations of the relevant authorities, as directed by the Management Corporation.

1.5	Keep the Management Corporation informed on all matters regarding the maintenance and management of the Estate and any changes of regulations relating thereto. Make recommendations to the Management Corporation for the improvement of the Estate.

1.6	Arrange and take out insurance against fire and third-party liability and any other risks as directed by the Management Corporation.

1.7	Prepare and thereafter convene and conduct the Annual General Meeting (if it falls within the said Management Period) and Extraordinary General Meetings as required under the Act and as directed by the Management Corporation.

1.8	Arrange all Council Meetings and record and circulate minutes of the meetings, whenever required. Frequency of such meetings shall be determined by the Management Corporation.

1.9	Attend promptly to all correspondence, statutory notifications, and enquiries on behalf of the Management Corporation.

1.10	Liaise with contractors, solicitors, auditors, and relevant government authorities, etc.

1.11	Attend to all complaints, queries and suggestions made by subsidiary proprietors/ tenants and to maintain proper records of the complaints etc.

1.12	Apply for all necessary government licenses, certificates or approvals including statutory inspection certificates in respect of lifts, firefighting equipment, pumps, generators etc.

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1.13	Ensure that all applicable laws and regulations, rules or by-laws in the Act are complied with.

1.14	Maintain an updated Strata Roll Record.

1.15	Ensure that documents, records, and architectural, structural, and M&E drawings are properly kept and maintained.

1.16	Keep and maintain all statutory books as required by the Act.

1.17	Liaise with lawyers of the Management Corporation in the drafting and preparation of all legal contracts and agreement.

1.18	Arrange for the deployment of on-site staff as described in Appendix 1.

1.19	Ensure the confidentiality of sensitive documents.

1.20	Establish and oversee the implementation of a set of procedures for dealing with specific emergencies such as fire and floods.

1.21	Provide and submit all necessary statistics and returns to Government bodies and/or statutory boards as required by law and/or requested by the relevant bodies/boards.

1.22	Prepare or arrange for the preparation of specifications and documents for the calling of tenders or quotations of such works as may be required on the common property.

1.23	Evaluate the tenders or quotations and thereafter to advise on the selection and appointment of contractors as may be required by the Management Corporation. In such advice and evaluation, the Managing Agent must declare his vested interest, if any, in any of the contractors.

1.24	On the direction of the Management Corporation, to advise and assist the Management Corporation in the selection of contractors, sub-contractors and specialists and the programming of such repairs/replacements. When necessary, consultants such as Architects, Engineers, Quantity Surveyors, and specialists may be appointed where such scope of work is beyond the Managing Agent’s expertise and the fees of these consultants shall be borne by the Management Corporation.

Where major refurbishment or repair works are carried out, separate fees shall be payable to the Managing Agent as project administration and such fees shall be paid separately at a rate as mutually agreed.

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1.25 Key Performance Indicators

Description	Performance Level	How we can fulfill these performance indicators
Submission of draft minutes of Council meetings.	Not more than 5 working days after meeting.	Physical/E-mail submission to track the date of submission to Council

Submission of accounting reports.	Fixed on 27th of every month. (Reporting of accounts of the preceding month)	Physical/E-mail submission to track the date of submission to Council

Feedback	Acknowledge and attend to case.	Proprietary CRM tags all feedback via a Service Level Agreement timeline. 3 business days to attend to feedback from CRM team. Report to be submitted to Council on monthly basis.

Tasks assigned	Based on agreed schedule.	Proprietary work registry for tracking of works and automate response time and due dates.

1.29	In the event when no Management Staff are on site during a working day, HQ shall provide 1 manpower to cover to ensure the Management Office remains open.

2.	Accounting and Finance

2.1	Charge, collect, demand, and recover from subsidiary proprietor’s management fund and sinking fund contributions, interest, and sums of money payable from time to time and issue reminders to recalcitrant debtors. All billings shall be made periodically as directed by the Management Corporation.

2.2	Ensure that all charges, expenses, disbursements, and such other outgoings whatsoever from time to time payable and duly approved by the Management Corporation for or on account of the said Property or any part thereof, are duly paid and discharged.

2.3	Keep and operate a complete and accurate set of accounts and a register of assets purchased by the Management Council.

2.4	Certify and keep proper records and account of all monies collected and expended or outstanding or accruing in respect of the management and maintenance of the said Property and ensure that such records and books of account are made available at all reasonable times for inspection as directed by the Management Corporation.

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2.5	Prepare monthly Statement of Accounts in respect of all monies collected and expended or outstanding or accruing and submit the statement together with records of the same to the Management Corporation. Advise the Management Corporation on the financial status and course of action to be taken.

2.6	Ensure that petty cash be limited to an amount as approved by the Management Corporation.

2.7	Liaise with auditors of the Management Corporation to have the accounts audited yearly as required by the Act and/or as directed by Management Corporation and with the Management Corporation’s solicitors for the recovery of all debts and monies due.

2.8	Liaise as directed by the Management Corporation, with the Management Corporation’s solicitors for the recovery of all debts and monies due and owing by the subsidiary proprietors/residents/contractors etc. The costs of legal fees in connection therewith are to be borne by the Management Corporation.

2.9	Check and certify the routine maintenance work done by contractors, purchases, etc. and make recommendations for payment.

2.10	Assist the Management Corporation to appoint relevant consultants in tax matters, if any, and liaise with the Inland Revenue Department on tax matters. Attendance at court hearings will be subject to a separate charge.

3.	Operation and Maintenance

3.1	Prepare and implement an overall planned preventive maintenance program in the form of a maintenance work schedule.

3.2	Conduct regular inspections of the Estate and ensure that its vital installations, facilities, equipment, and common property are cleaned, properly maintained, and serviced.

3.3	When required, carry out joint inspection of the Estate with Management Corporation’s representatives and thereafter to prepare a report on the state of maintenance to be submitted to Management Corporation.

3.4	Supervise and ensure that all routine maintenance work and service contracts are properly carried out according to the terms and conditions of the contracts.

3.5	Supervise the security personnel to ensure that they carry out their duties and responsibilities properly and efficiently.

3.6	Supervise to ensure that all duties of the maintenance staff, if any, in the direct employ of the Managing Agent are properly carried out.

3.7	Supervise to ensure that minor repairs and replacement works are carried out properly by the contractors, sub-contractors, specialist according to the terms and conditions of the contract and ensure that all rubbish leftover is cleared off the said Estate as soon as possible.

3.8	The Managing Agent is authorized to arrange for minor or urgent repairs/replacements to common property costing not more than (S$1000) per item.

3.9	The Managing Agent is not authorized to purchase any capital equipment or arrange to carry out new improvement works to the said Estate regardless of the cost without the Management Corporation’s approval.

3.10	Take such necessary steps to abate any nuisance caused by any person on the said Estate.

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Second Schedule

Costs, Charges, Bills, Etc. To Be Borne by The Management Corporation

Unless otherwise expressly provided, the Management Fee shall not include the following costs and expenses, which are to be borne by the Management Corporation:

1.	Bills for water, electricity, and other utilities.

2.	Telecoms charges for telephones including telephones and telefaxes.

3.	Premiums for Fire, Public Liability, Plate Glass, and other insurances as required by law or when directed by the Management Corporation in respect of the Estate.

4.	Fees or charges for all licenses, certificates or approvals required by the Act.

5.	Licensed Electrical Engineer’s Fee and other professional fees or charges for all tests, licenses, certificates, or approvals as required by law or statutory requirements.

6.	Maintenance, replacement, and repair costs incurred in respect of all common areas, building areas, fittings and fixtures, architectural finishes, lifts, swimming pools, pump room, pump-sets, generator, electrical distribution system, water supply system, fire protection system, telecommunications or other centralized TV systems and other mechanical and electrical plant and equipment and or equipment.

7.	Redecoration to the common property.

8.	All charges for cleaning, grass cutting, horticulture, security services, pest control and all other building maintenance costs.

9.	All costs incurred in convening meetings for the Management Corporation inclusive of hiring of chairs, tables, public address systems, refreshments etc. including such additional arrangements as directed by the Management Corporation.

10.	All costs reasonably and properly incurred in preparing, calling and acceptance of quotations and tenders for maintenance works on the said Estate.

11.	Salary and other incidental costs of any additional on-site staff, if any, appointed with the Management Corporation’s written consent, which are not borne by the Managing Agent under this Agreement. Costs for these additional on-site staff will be reimbursed by the Management Corporation.

The additional site staff related cost will include salary, CPF payable, provision for AWS, insurance, annual leave, other statutory benefits, administration cost, human resource recruitment, staff advertising cost and all other benefits payable in accordance with statutory requirements and regulatory guidelines from time to time.

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12.	Auditor’s Fees.

13.	All legal costs and expenses, which have prior written approval of the Management Corporation.

14.	The costs of tools, equipment, chemical and material required by on-site staff.

15.	The cost of consumable and non-consumable items such as stationery, letterheads, printed or photocopied forms and notices, official receipts, name cards, computer stationeries, computer hardware and software, purchase or rental of office equipment, postage, bins, bulbs, batteries, recorders, recording tapes and all other items necessary for the management and maintenance of the property and for the operation of the on-site management office.

16.	All other costs, expenses, fees, and charges including but not limited to taxes, telephone bills, professional fees and charges, specialist fees and charges, advertisement expenses, plans, drawings, etc. which have received the approval of the Management Corporation and are necessary for the maintenance and management of the property.

17.	Goods and Services Tax, Withholding Tax (if any) or any taxes, duties or levies imposed by any Government, Statutory or Tax Authority on the amount of our fees or other charges, will be charged by us and become payable, at the rate prevailing at the date of our account.

18.	Costs (initial and operating) for the provision of a management office, office equipment, facilities and materials for the management and maintenance of the Estate.

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Appendix 1- Site Staff Requirement

		No:	Remarks
a) b) c) d)	Condominium Manager Property Executive Technicians Admin Assistant	(1) (1) (2) (1)

Management Office Operating Hours:
Monday to Friday:	9.00 a.m. to 6.00 p.m.
Alt Saturday:	9.00 a.m. to 1.00 p.m.

(Exclude Sundays/ Public Holidays)

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